                                                                 EXHIBIT (a)(1)
                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                        SHELTER COMPONENTS CORPORATION
                                      AT
                             $17.50 NET PER SHARE
                                      BY
                             SCC ACQUISITION CORP.
                         A WHOLLY-OWNED SUBSIDIARY OF
                                  KEVCO, INC.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 1, 1997, UNLESS THE OFFER IS EXTENDED.


THIS OFFER (THE "OFFER") IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF OUTSTANDING SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE (THE "SHARES"), OF SHELTER COMPONENTS CORPORATION ("SHELTER" OR THE
"COMPANY"),  THAT  CONSTITUTE  ON A  FULLY-DILUTED  BASIS  A MAJORITY  OF  THE
 SHARES, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), (III) KEVCO, INC. ("KEVCO" OR "PARENT") OBTAINING, PRIOR TO THE EXPIRATION OF THE OFFER, SUFFICIENT FINANCING, ON TERMS ACCEPTABLE TO PARENT, TO ENABLE THE CONSUMMATION OF THE OFFER AND THE MERGER (AS DEFINED HEREIN) AND (IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.
  SEE SECTION 15.

THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 21, 1997 (THE "MERGER AGREEMENT"), AMONG KEVCO, SCC
ACQUISITION  CORP. ("OFFEROR"),  AND SHELTER.  THE BOARD OF  DIRECTORS OF  THE
 COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING DULY CALLED AND HELD IN WHICH A QUORUM OF DIRECTORS WAS PRESENT, HAS APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT, HAS DETERMINED THAT, IN THE
  OPINION OF THE BOARD OF DIRECTORS OF THE COMPANY, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR
   SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any shareholder desiring to tender Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary (as defined herein) or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

  Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance may be directed to Rauscher Pierce Refsnes, Inc., the Dealer Manager, or to MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                                ---------------
                     The Dealer Manager for the Offer is:
                         RAUSCHER PIERCE REFSNES, INC.
                                ---------------


October 28, 1997

                               TABLE OF CONTENTS

  SECTION                                                                  PAGE
  -------                                                                  ----
   Introduction...........................................................   1
   The Offer
     1. Terms of the Offer................................................   2
     2. Acceptance for Payment and Payment for Shares.....................   4
     3. Procedure for Tendering Shares....................................   5
     4. Withdrawal Rights.................................................   8
     5. Certain Federal Income Tax Consequences...........................   8
     6. Price Range of Shares; Dividends..................................   9
     7. Certain Effects of the Transaction................................  10
     8. Certain Information Concerning the Company........................  11
     9. Certain Information Concerning Parent and the Offeror.............  14
    10. Source and Amount of Funds........................................  16
    11. Background of the Offer; Past Contacts, Transactions or
    Negotiations with the Company.........................................  17
    12. Purpose of the Offer and the Merger; Plans for the Company........  20
    13. The Merger Agreement..............................................  21
    14. Dividends and Distributions.......................................  30
    15. Certain Conditions of the Offeror.................................  30
    16. Certain Legal Matters and Regulatory Approvals....................  32
    17. Fees and Expenses.................................................  33
    18. Miscellaneous.....................................................  34
Annex I.--Certain Information Concerning the Directors and Executive
 Officers of Parent and the Offeror....................................... I-1

 To The Holders of Shares of Common Stock of Shelter Components Corporation:

                                 INTRODUCTION

  SCC Acquisition Corporation, an Indiana corporation (the "Offeror") and a wholly-owned subsidiary of Kevco, Inc., a Texas corporation ("Parent" or "Kevco"), hereby offers to purchase all outstanding shares of Common Stock, $.01 par value per share (the "Shares"), of Shelter Components Corporation, an Indiana corporation ("Shelter" or the "Company"), at a purchase price of $17.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, any stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Rauscher Pierce Refsnes, Inc. (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY, BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AT A MEETING DULY CALLED AND HELD IN WHICH A QUORUM OF DIRECTORS WAS PRESENT, HAS APPROVED THE OFFER, THE MERGER (AS DEFINED HEREIN), AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT, IN THE OPINION OF THE BOARD OF DIRECTORS OF THE COMPANY, THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Company has advised the Offeror that SBC Warburg Dillon Read Inc., the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of the date of the Merger Agreement, the $17.50 per Share cash consideration to be offered to the Company's shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to such shareholders. A copy of such opinion is set forth in full as Annex A to the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to the Company's shareholders with this Offer to Purchase, and such shareholders are urged to read the opinion in its entirety.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES THAT CONSTITUTE, ON A FULLY-DILUTED BASIS, A MAJORITY OF THE SHARES (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT (THE "HSR ACT CONDITION"), (III) PARENT OBTAINING, PRIOR TO THE EXPIRATION OF THE OFFER, SUFFICIENT FINANCING ON TERMS ACCEPTABLE TO PARENT, TO ENABLE CONSUMMATION OF THE OFFER AND THE MERGER (THE "FINANCING CONDITION") AND (IV) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 21, 1997 (the "Merger Agreement"), among Parent, the Offeror and the Company. The Merger Agreement provides that, among other things, after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, including that there be no material adverse change in the Company, the Company's business, assets, results of operations or financial condition of the Company's business or any material portion thereof since September 30, 1997, and in accordance with the relevant provisions of the Business Corporation Law of the State of Indiana, as amended (the "IBCL"), the Offeror will be merged with and into the Company (the "Merger"). If the Offeror acquires at least 90% of the outstanding Shares pursuant to the Offer, the Offeror may effect the Merger pursuant to the "short-form" merger provisions of Section 23-1-40-4 of the IBCL, without prior notice to, or any action by, any shareholder of the Company. See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share that is issued and outstanding (other than Shares owned by the Company, any subsidiary of the Company, Parent, the Offeror, any other subsidiary of Parent or by shareholders, if any, who are entitled to and who properly exercise appraisal rights under the IBCL to the extent available) will be canceled and become the right to receive from the Surviving Corporation $17.50 (or any higher price that may be paid for each Share pursuant to the Offer) in cash, without interest thereon (the "Offer Price" or "Merger Consideration"). See
Section 5 for a description of certain tax consequences of the Offer and the Merger.

  The Merger Agreement provides that, promptly after the Offeror purchases Shares pursuant to the Offer (but subject to the satisfaction of the Minimum Condition), the Offeror will be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent. However, at the request of Parent the Company shall have two directors who were directors on the date of the Merger Agreement and who are not officers or affiliates of either the Company or Parent. The Company has agreed, at the option of Parent, to the fullest extent permitted by law, either to increase the size of the Board of Directors of the Company and/or request the resignation of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board. The Merger Agreement is more fully described in Section 13. All of the directors of the Company have indicated to the Parent that, if the offer is consummated, each director intends to immediately resign as a director of the Company.

  The Company has advised the Offeror that as of October 24, 1997, there were 7,770,783 Shares issued and outstanding, and as of such date there were outstanding options to acquire 369,688 Shares. As of the date hereof, neither the Offeror nor Parent beneficially owns any Shares. Based upon the foregoing, the Offeror believes that if the Offeror acquires at least 4,070,236 Shares in the Offer, it will control a majority of the outstanding Shares on a fully-diluted basis. Accordingly, pursuant to the ICBL, the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder.

  As of October 21, 1997, the Parent and the Offeror entered into a Shareholders Agreement with officers and directors of the Company pursuant to which such officers and directors granted to Parent an irrevocable proxy to vote their Shares in favor of the transactions contemplated by the Merger Agreement, agreed to validly tender their shares in accordance with the Offer, and agreed to vote their Shares in favor of the Merger and against actions interfering with or adversely affecting the Merger. The Shareholders Agreement remains effective for six months unless terminated earlier by certain events, including the acquisition of the Shares by Parent or Offeror pursuant to the Offer. The Shareholders Agreement is applicable to 1,091,113 Shares held by such officers and directors as of the date of the Shareholders Agreement, along with any Shares acquired by such officers and directors after the date of the Shareholders Agreement.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, December 1, 1997, unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire. The Merger Agreement provides that without the prior written consent of the Company the offer shall not be extended beyond December 31, 1997. If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION, THE HSR ACT CONDITION, THE FINANCING CONDITION AND CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY THE OFFEROR AND PARENT IF CERTAIN EVENTS OCCUR. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive in whole or in part any of the conditions set forth in Section 15; provided that, without the prior written consent of the Company, Offeror shall not waive the Minimum Condition. If the Minimum Condition or any condition set forth in Section 15 has not been satisfied by 12:00 Midnight, New York City time, on Monday, December 1, 1997 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

  Under the terms of the Merger Agreement, the Offeror may not, without the consent of the Company, reduce the number of Shares to be purchased in the Offer, reduce the Offer Price, modify or add to the conditions to the Offer as set forth in Section 15 (other than to waive any such conditions to the extent permitted by the Merger Agreement), except as described in the next sentence, extend the Offer, change the form of consideration payable in the Offer or make any other change or modification in any of the terms of the Offer in any manner that could reasonably be expected to be adverse to the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if at the scheduled or extended Expiration Date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived but in any event, Offeror shall not, without the prior written consent of the Company, extend the Offer beyond December 31, 1997, (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, or (iii) for a period of up to five business days, if on any scheduled Expiration Date of the Offer on which the conditions to the Offer shall have been satisfied or waived, the number of Shares that have been validly tendered and not withdrawn represent more than 50% of the aggregate outstanding Shares (assuming the exercise of all options to purchase, and the conversion or exchange of all securities convertible or exchangeable into, Shares outstanding at the Expiration Date of the Offer), but less than 90% of the then issued and outstanding Shares.

  Subject to the limitations set forth in this Offer and the Merger Agreement, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. Except to the extent required by the Merger Agreement, there can be no assurance that the Offeror will exercise its right to extend the Offer. See Section 13.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in
Section 15, by giving oral or written notice of such delay or termination to the Depositary and by making a public announcement, and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response.

  The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with
Section 4 promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in Section 15 related to regulatory matters. Subject to compliance with Rule 14e-1(c) under the Exchange Act and any other applicable rules of the Commission, the Offeror expressly reserves the right to delay acceptance for payment and payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE OFFEROR BECAUSE OF ANY DELAY IN MAKING ANY PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

  Subject to the terms of the Merger Agreement, the Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment.

  3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedure set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. Offeror is not required to accept any alternative, conditional or contingent tenders. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. The term "trading day" is any day on which the New York Stock Exchange ("NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING ANY PAYMENT.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT 31% "BACKUP" FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE OFFER PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST, SUBJECT TO CERTAIN EXCEPTIONS, PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN HOLDERS MUST GENERALLY COMPLETE FORM W-8 (OR A SUBSTANTIALLY SIMILAR FORM) TO AVOID 31% BACKUP WITHHOLDING. THIS FORM MAY BE OBTAINED FROM THE DEPOSITARY. SEE INSTRUCTIONS 8 AND 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's right with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities issued or issuable in respect of such Shares). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof, any actions by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special or whether or not adjourned) in respect of such Shares.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and
(ii) when the same are accepted for payment by the Offeror, the Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Offeror upon the terms and subject to the conditions of the Offer.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after December 1, 1997. If purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal of Shares tendered pursuant to the Offer to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

  5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

  BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). With respect to individuals who held the Shares for more than one year but not more than eighteen months, long-term capital gain will be taxed at a maximum rate of 28%. With respect to individuals who held the Shares for more than eighteen months, long-term capital gain will be taxed at a maximum rate of 20%.

  In connection with the Offer and the Merger, federal income tax law requires that a beneficial owner of Shares provide the applicable depository or exchange agent with its correct taxpayer identification number, which, in the case of a shareholder who is an individual, is his or her social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Each beneficial owner of Shares should consult with its own tax advisor to determine whether such beneficial owner meets the requirements for exemption. If the correct taxpayer identification number or an adequate basis for exemption is not provided, the beneficial owner will be subject to backup withholding at the rate of 31% on the consideration to be received pursuant to the Offer or the Merger and may be subject to certain penalties.

  To prevent backup withholding, each beneficial owner of Shares must complete and sign a Substitute Form W-9, certifying under penalties of perjury that (i) the taxpayer identification number provided is correct (or that such beneficial owner is awaiting a taxpayer identification number) and (ii) the beneficial owner is not subject to backup withholding because (a) such beneficial owner is exempt from backup withholding, (b) the beneficial owner has not been notified by the Internal Revenue Service (the "Service") that such beneficial owner is subject to backup withholding as a result of the failure to report all interest or dividends, or (c) the Service has notified such beneficial owner that it is no longer subject to backup withholding. A beneficial owner tendering its Shares in the Offer may complete the Substitute Form W-9 included in the Letter of Transmittal. A beneficial owner whose Shares are converted into cash in the Merger may obtain a Substitute Form W-9 from the exchange agent and should return the completed Substitute Form W-9 to such exchange agent. A beneficial owner that is a foreign individual must generally complete Form W-8 (or a substantially similar form), attesting to such beneficial owner's exempt status, to prevent backup withholding. This form may be obtained from the applicable depository or exchange agent.

  Backup withholding is not an additional tax. A beneficial owner subject to backup withholding may reduce such beneficial owner's federal income tax liability by the amount withheld. Additionally, if the backup withholding results in an overpayment of taxes, the beneficial owner may obtain a refund.

  Parent and the Offeror will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or the Merger Agreement to any beneficial owner of Shares such amounts as Parent or the Offeror is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Offeror, such withheld amounts shall be treated for all purposes of the Offer or the Merger Agreement as having been paid to the beneficial owner of the Shares in respect of which such deduction and withholding was made by Parent or the Offeror.

  6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the American Stock Exchange (the "AMEX"). The following table sets forth for the periods indicated the high and low sales prices per Share on the AMEX as reported by the Company in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "1996 10-K") with respect to the periods on and before December 31, 1996 and as reported by published financial sources with respect to periods after December 31, 1996.

                                                              HIGH      LOW
YEAR ENDED DECEMBER 31, 1995:                                 ----      ----
  First Quarter.............................................. $11 5/8   $ 8 3/4
  Second Quarter.............................................   11        8 1/4
  Third Quarter..............................................  11 7/8      9
  Fourth Quarter.............................................  13 3/4    11 1/4
YEAR ENDED DECEMBER 31, 1996:
  First Quarter.............................................. $13 1/8   $ 9 3/4
  Second Quarter.............................................  13 5/8     9 7/8
  Third Quarter..............................................  14 1/4    10 7/8
  Fourth Quarter.............................................  14 1/2    11 1/2
YEAR ENDED DECEMBER 31, 1997:
  First Quarter.............................................. $12 3/8   $10 1/4
  Second Quarter.............................................  12 3/8     9 7/8
  Third Quarter..............................................  15 5/8    11 5/8
  Fourth Quarter (through October 21, 1997)..................  14 15/16  13 3/4

  On October 21, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, the closing price per Share as reported on the AMEX was $14 15/16. On October 27, 1997, the last full day of trading prior to the commencement of the Offer, the closing price per Share as reported on the AMEX was $17 1/8. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  According to the 1996 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 1997, 1997, 1996 and 1995 dividends per Share were as follows:

                                                             1997   1996   1995
      DIVIDENDS DECLARED IN                                 ------ ------ ------
      June................................................. $0.030 $0.024 $0.024
      December.............................................         0.030  0.024
                                                                   ------ ------
      Total................................................        $0.054 $0.048

  Pursuant to the Merger Agreement, the Company has agreed with the Parent not to pay any dividends on any of the Company's capital stock until termination of the Merger Agreement.

  7. CERTAIN EFFECTS OF THE TRANSACTION. The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Offeror. The Company has advised the Offeror that, as of April 17, 1997, there were approximately 361 holders of record and Parent believes that as of April 17, 1997 there were approximately 2,100 beneficial owners of the Shares.

  Market for Shares. Depending upon the number of Shares purchased pursuant to the Offer, after consummation of the Offer, the Shares may no longer meet the standards for continued inclusion on the AMEX. According to the AMEX's published guidelines, the AMEX would consider delisting such Shares if, among other things, the number of public holders of such Shares were to fall below 300, the number of publicly-held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("AMEX Excluded Holdings")) were to fall below 200,000 or the aggregate market value of publicly held Shares (exclusive of AMEX Excluded Holdings) were to fall below $1,000,000. If as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for the Shares would be adversely affected.

  In the event that the Shares were no longer listed or traded on the AMEX, it is possible that such Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of such Shares. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to shareholders the information that it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; the Company would no longer be subject to Rule 13e-3 under the Exchange Act relating to "going private" transactions; and the officers, directors and 10% shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  If the shares are not delisted from the AMEX and registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, such Shares would no longer be "margin securities."

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of the Offeror, Parent and the Dealer Manager assume any responsibility for the accuracy or completeness of the information concerning the Company or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Offeror, Parent or the Dealer Manager.

  The Company is an Indiana corporation with its principal executive offices located at 2831 Dexter Dr., Elkhart, Indiana 46514. The Company is primarily a supplier of products to the manufactured housing, modular housing and recreational vehicle industries, including laminated wallboard products and thermoformed plastic bathroom products that are manufactured by wholly-owned subsidiaries. To a lesser extent, the Company distributes products to other industries within the Company's geographic territories.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the 1996 10-K, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

 SHELTER COMPONENTS CORPORATION SUMMARY CONSOLIDATED FINANCIAL INFORMATION (IN
                       THOUSANDS, EXCEPT PER SHARE DATA)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,        YEAR ENDED DECEMBER 31,
                             ---------------------- ---------------------------
                                 1997        1996     1996      1995     1994
                             ------------- -------- --------- -------- --------
Income Statement Data:
  Net sales.................   $357,879    $397,065 $ 521,022 $462,323 $333,104
  Operating income..........     11,237      15,052    15,586   18,844   15,271
  Net income................   6,900(a)       8,391 11,698(b)   10,038    8,697
  Earnings per common share
   and common equivalent
   share....................    0.89(a)        1.08   1.51(b)     1.31     1.19
                             SEPTEMBER 30,    DECEMBER 31,
                                 1997        1996     1995
                               --------    ------------------
Balance Sheet Data:
  Current assets............   $ 92,477    $ 90,697 $  77,394
  Property, plant and
   equipment, net...........     25,929      19,381    17,587
  Total assets..............    132,854     120,910   107,414
  Total shareholders'
   equity...................     70,290      62,780    51,168

--------
(a) 1997 Net Income includes $270,000 ($.03 per share) of gains on sales of certain real estate.
(b) 1996 Net Income includes a $3.2 million gain ($.41 per share) on the sale of the Company's carpet manufacturing and yarn processing operations.

  All per share data have been adjusted for stock splits.

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission. Such material may also be inspected at the offices of AMEX, 8 Trinity Place, New York, New York 10006.

  Certain Company Projections. To the knowledge of Parent and the Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company prepared and furnished Parent with certain projected financial information. The Company was the sole preparer of the projected financial information set forth herein (the "Projections"), which were prepared as of October 9, 1997. The Company has indicated to the Parent that the Projections reflect the Company's estimated results of operations for the Company under the hypothetical assumptions described after the Projections. Neither the Company, the Parent nor the Offeror intends to update or otherwise revise the Projections to reflect events or circumstances existing or arising after the date hereof to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not prove to be valid. Further, neither the Company, the Parent nor the Offeror intends to update or revise the Projections to reflect changes in general economic industry conditions.

  The Projections set forth below are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger or the incurrence of indebtedness in connection therewith. The Projections are qualified in their entirety should be read together with the other financial information contained in this Section 8. Neither the independent auditors of the Company nor any other firm has reviewed, examined, or provided any assurances regarding the Projections.

  Projection Period Presented. The Company's Projections are for 1997 through 2000.

  The following table sets forth the Company's Projections and other data for 1997 through 2000.

                        SHELTER COMPONENTS CORPORATION

            SUMMARY PROJECTIONS OF FUTURE ANNUAL OPERATING RESULTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FORECASTED
                                                   YEAR ENDED DECEMBER 31,
                                             -----------------------------------
INCOME STATEMENT DATA                          1997     1998     1999     2000
---------------------                        -------- -------- -------- --------
Net Sales................................... $477,600 $541,300 $576,400 $620,500
Gross Profit(1).............................   67,700   81,200   86,300   92,100
Operating Income............................   14,500   19,500   21,500   24,000
Net Income..................................    8,900   10,800   11,700   12,900
Earnings Per Share(2)....................... $   1.14 $   1.38 $   1.49 $   1.66

--------
(1) Gross Profit excludes depreciation charges

(2) Earnings Per Share based on 7.8 million shares outstanding

  Assumptions. In developing the Projections, the Company indicated to Parent that the Company made certain assumptions. The major assumptions, which pertain to its markets, sales, strategy and costs, operating expenses, interest expense, taxes and capital expenditures, are outlined below. In addition, the Company did not take into account when formulating the Projections the effect of unforseeable events such as labor disputes, new technologies or competitors, material changes in political or economic conditions, changes in legislation or regulations, or any changes in generally accepted accounting principles, the result of any of which alone or in the aggregate may have a material effect on the Company's business, financial condition, results of operations or prospects.

  Taken as a whole, economic growth was generally assumed to be from zero to 2% per annum. The balance of the anticipated growth in sales is derived from expectations for continued success in market penetration strategies and full realization of the business potential from introductions of new products, as described below.

  Projected 1997 Results. The Company's projected results for 1997 are based on unaudited reported results for the nine months ended September 30, 1997 as reported on Form 10-Q, coupled with the Company's forecast for the fourth quarter of 1997 based on current business conditions and historical results for comparable periods.

  Projected Results Through 2000. Net sales are expected to increase to $541.3 million in 1998, representing a 13.3% increase over 1997 sales. This growth is largely projected to be driven by the introduction of new products in early 1998 to the Manufactured Housing and Recreational Vehicle ("RV") industries coupled with increased penetration with the largest manufacturers of manufactured homes and RV's. Further sales gains are projected to be derived from the acquisition of distribution rights to certain products that the Company expects to acquire in December 1997. Net sales are projected to increase at a more modest rate of 6.5% in 1999 over projected 1998 net sales to $576 million. This growth continues to reflect little to no growth in demand for the

Company's products by the Manufactured Housing and RV industries, but assumes a continued aggressive marketing strategy with the large national producers of Manufactured Homes and RV's and the growth in recent acquisitions. In the year 2000, net sales are projected to grow by 7.6% over projected 1999 sales to $620.5 million, reflecting, again, little to no growth in demand for product in the Company's core markets. This projected growth of $44 million in the year 2000 is expected to be derived from accelerated market penetration of existing markets with new products to be introduced and prototyped in early 1998 and further developed in 1999, coupled with continued penetration of national accounts with existing product lines.

  Operating income was projected to reach $19.5 million in 1998, reflecting a 34% increase over forecasted 1997 operating income of $14.5 million. Projected gains in profitability are expected to be derived principally from increased sales volumes, higher margins for new product introductions, improved manufacturing efficiencies from capital investments made during 1997, and a reduction of operating costs as a percentage of net sales. The Company recently realigned its sales and marketing resources to increase its focus on the largest manufacturers of manufactured homes and RV's to increase penetration with these customers. Additionally, the Company plans to further consolidate its distribution operations to eliminate duplicative fixed costs, particularly in Elkhart, Indiana where several distribution centers are currently maintained. The Projections reflect operating income improving from 3.0% of projected net sales in 1997 to 3.6% in 1998 and 1999, as the Company expects to be able to increase net sales at a faster rate than it increases its operating expenses. In the year 2000, operating income is projected to be 3.8% of net sales.

  Interest expense (net of interest income) is projected to be $.6 million, $1.9 million, $2.4 million, and $2.8 million for the years ended December 31, 1997, 1998, 1999, and 2000, respectively, reflecting expected increases in working capital and capital investments required to support the aggressive sales and operations growth described above.

  State and federal income taxes as a percentage of income before income taxes are projected to be 39% for all periods presented, which approximates the Company's historical combined effective income tax rate.

  Capital expenditures are projected to be approximately $7.5 million, $4.3 million, $3.5 million, and $3.3 million for the years ended December 31, 1997, 1998, 1999, and 2000, respectively, as the Company expects to invest in additional manufacturing equipment, tooling, and management information systems and programs necessary to achieve the revenue growth and operating margin improvements forecasted for the periods.

  THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS INCLUDING ASSUMED INTEREST EXPENSE AND EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY DIFFERENT FROM THOSE CONTAINED IN THE PROJECTIONS. NEITHER PARENT, THE OFFEROR, THE COMPANY NOR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  9. CERTAIN INFORMATION CONCERNING PARENT AND THE OFFEROR. The Offeror is a newly incorporated Indiana corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available. The Offeror is a wholly-owned subsidiary of Parent. The principal executive office of the Offeror is located at 1300 S. University Dr., Suite 200, Fort Worth, Texas 76107.

  Parent, a Texas corporation, has its principal executive office at 1300 S. University Dr., Suite 200, Fort Worth, Texas 76107. Parent is a national wholesale distributor of building products to the manufactured housing and recreational vehicle industries. Parent primarily distributes a full line of plumbing fixtures and supplies as well as other building products, including insulation, roof shingles, patio doors, aluminum and wood windows, vinyl siding, fireplaces and electrical products.

  Set forth below are certain summary consolidated financial data with respect to Parent excerpted or derived from financial information contained in Parent's Annual Report on Form 10-K for the year ended December 31, 1996 and Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein.

                                  KEVCO, INC.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                   ----------------- -------------------------
                                     1997     1996     1996     1995    1994
                                   -------- -------- -------- -------- -------
Income Statement Data:
  Net Sales....................... $271,957  205,048 $267,344 $182,519 $99,279
  Operating Income................   12,494   12,444   16,353    8,363   4,779
  Net Income......................    6,084   10,788   12,988    6,981   5,247
  Proforma Net Income(1)..........             6,707    8,863    4,286   3,232
  Proforma Earnings Per Share(2)..              1.32     1.60     0.87    0.65
  Earnings Per Share..............     0.88
Balance Sheet Data (at period
 end):
  Working Capital................. $ 35,403 $ 17,014 $ 23,959 $ 18,926 $ 4,496
  Total Assets....................  114,743   61,057   55,004   54,851  17,485
  Total Debt......................   45,849   25,428    9,831   31,263   6,385
  Shareholders' Equity............   40,642   14,313   33,651    8,738   5,512

--------
(1) Prior to its initial public offering on November 1, 1996, Parent had elected to be treated as an S corporation under the provisions of Subchapter S of the Code. As an S corporation, Parent was not subject to federal and certain state income taxes. The pro forma data give effect to the income taxes that would have been recorded had Parent been taxed as a C Corporation.
(2) Reflects the assumed issuance of shares of common stock at the initial public offering at $12.00 per share, less underwriting discount, to generate sufficient funds to pay an S corporation distribution in an amount equal to undistributed earnings previously taxed at the shareholder level.

  Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

  The name, citizenship, business address, present principal occupation and material positions held during the past five years of each of the directors and executive officers of Parent and the Offeror are set forth in Annex I to this Offer to Purchase. Except as described in this Offer to Purchase, none of the Offeror, Parent, or to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase and the Shareholders Agreement entered into pursuant to the Merger Agreement, none of the Offeror, Parent or, to the best knowledge of the Offeror or Parent, any of the persons listed in Annex I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror or Parent, or, to the best of their knowledge, any of the persons listed in Annex I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Except as described in this Offer to Purchase, none of the Offeror, Parent or, to the best knowledge of Parent or the Offeror, any of the persons listed in Annex I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

  10. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Offeror to purchase a majority of the outstanding Shares (assuming that all options have been terminated in exchange for a cash payment as contemplated by the Merger Agreement) is estimated, as of the date hereof, not to exceed $70 million. The total amount of funds required by the Offeror to consummate the Offer and the Merger is expected to be approximately $138.8 million, which amount excludes related fees and expenses and the amounts necessary to refinance existing indebtedness of the Company and Parent. Offeror will obtain all such funds through a capital contribution from Parent. Parent plans to obtain the necessary funds under the financings described below.

  Parent has received a written financing commitment (the "Senior Commitment Letter") from NationsBank of Texas, N.A. ("Lender") to provide senior credit facilities in the aggregate principal amount of up to $130 million (the "Senior Credit Facilities"). The terms of the definitive agreement providing for the Senior Credit Facilities (the "Loan Agreement") have not yet been finalized. The following is a summary of the anticipated principal terms of the Senior Credit Facilities based upon the Senior Commitment Letter. This summary is subject to finalizing the Loan Agreement and is qualified in its entirety by reference to the Senior Commitment Letter, which is filed as an exhibit to the Schedule 14D-1 of which this Offer to Purchase is an exhibit.

  The Senior Credit Facilities will consist of (a) a $35 million revolving loan facility which will include a $5 million sub-limit for the issuance of standby and commercial letters of credit, and under which loans may be borrowed, repaid and reborrowed by Parent (and certain of its subsidiaries) from time to time for the purpose of providing funds to consummate the Offer and the Merger, to refinance certain indebtedness, to pay certain fees and expenses incurred in connection with the Offer and the Merger and to provide working capital and for other general corporate purposes, and (b) up to a $95 million term loan facility comprised of a $40 million tranche term loan and up to a $55 million tranche term loan, which will be available for drawing in connection with the Offer and the Merger. The Senior Credit Facilities will be secured by substantially all of the assets of Parent and its subsidiaries as well as the capital stock of domestic subsidiaries. The Senior Credit Facilities will be guaranteed by all domestic subsidiaries of the Parent, including the Company and its subsidiaries after the Merger.

  The revolving facility will mature six years from December 31, 1997. The revolving facility will have no scheduled amortization. Assuming a $95 million term loan facility, the term loan facility will require principal repayments of $0.55 million in 1998, $5.55 million in 1999, $8.05 million in 2000, $8.05 million in 2001, $10.55 million in 2002, $10.55 million in 2003, and $51.7 million in 2004.

  Borrowings under the Senior Credit Facilities will bear interest at a floating rate based upon, at the borrower's option, (i) the higher of Lender's prime rate and the federal funds rate plus 0.50% per annum, or (ii) the London Interbank Offered Rate ("LIBOR") adjusted for reserves, in each case plus a margin based on operating statistics of Parent. Parent will also pay administration fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type.

  The Loan Agreement will contain conditions precedent, representations and warranties, covenants (including financial covenants), events of default and other provisions customary for such financings.

  Lender's commitment to provide the Senior Credit Facilities is conditioned on, among other things, the following: the negotiation, execution and delivery of the Loan Agreement; receipt of all necessary or desirable governmental, shareholder and third party consents; the absence of a material adverse change in the business, assets, operations, condition (financial or otherwise), or prospects of Parent and its subsidiaries on a consolidated basis and the Company and its subsidiaries on a consolidated basis; the execution of definitive agreements relating to the Merger and the Offer and the Parent's purchase of a majority of the Shares pursuant to the Offer; and after consummation of the transactions at closing, (i) Parent shall have issued at least $100 million of subordinated debt, (ii) total debt of Parent and its subsidiaries plus the unfunded purchase price of all of the common stock of the Company not tendered pursuant to the Offer, shall not exceed $215 million in the aggregate, and (iii) Parent shall have unused availability under the Senior Credit Facilities of not less than $15 million plus the unfunded purchase price of the Company's Shares not tendered pursuant to the Offer.

  In addition to the funds available under the Senior Credit Facilities, Parent will seek to issue senior subordinated notes due 2007 in the aggregate principal amount of at least $100 million (the "Senior Subordinated Notes") in a private placement exempt from registration under the Securities Act of 1933. The Senior Credit Facilities will then be reduced by the amount of senior subordinated notes exceeding $100 million. The Senior Subordinated Notes will be general, unsecured obligations of the Parent, subordinated in right of payment to senior debt and will be guaranteed by certain subsidiaries of Parent.

  Although Parent believes that it will be successful in issuing the Senior Subordinated Notes on terms and conditions satisfactory to Parent, there can be no assurance that Parent will be able to issue such notes on satisfactory terms and conditions. If the Parent fails to complete the placement of the Senior Subordinated Notes, Parent will not have met one of the conditions precedent to Lender's commitment to provide the Senior Credit Facilities. Assuming that Parent is unable to make alternative financing arrangements, Parent will not have available to it the funds necessary to consummate the Offer and the Merger. In the event the Offer is not consummated by December 31, 1997 only because Parent was unable to obtain sufficient financing on terms and conditions satisfactory to Parent to enable consummation of the Offer and the Merger, Parent is obligated to pay the Company a fee as more fully described in Section 13, below.

  It is anticipated that the indebtedness incurred through borrowings under the Senior Credit Facilities and the Senior Subordinated Notes will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

  11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY. In June 1996, Jerry Kimmel, the Chairman of the Board of Kevco, approached Larry Renbarger, Chief Executive Officer of the Company, regarding a possible business combination of the Company and Kevco. In June 1996, Mr. Kimmel presented an overview to the Company's Board of Directors regarding a business combination in which Kevco would be merged into the Company. The material terms of Kevco's proposal included a stock for stock transaction. The Company's Board of Directors declined to pursue the business combination with Kevco at that time because the parties could not agree on an acceptable exchange ratio.

  In March 1997, Mr. Kimmel telephoned Mr. Renbarger and requested an opportunity to meet again and discuss a possible combination between Kevco and the Company. On March 20, 1997 and April 18, 1997, Mr. Kimmel met with Mr. Renbarger and indicated that Kevco desired to pursue a possible combination between Kevco and the Company. Following additional conversations between the two individuals, on May 9, 1997, Mr. Kimmel delivered to Mr. Renbarger a letter containing an offer by Kevco to purchase all of the outstanding shares of the Company for $12.50 per share. The closing price of the Shares, on May 9, 1997, as reported on the AMEX was $10.375. On May 22, 1997, at the annual meeting of the Company's Board of Directors, the Board of Directors of the Company considered Kevco's offer of $12.50 per share and determined that Kevco's offer of $12.50 per share was inadequate. The closing price of the Shares, on May 22, 1997, as reported on the AMEX was $12.00 per share.

  In July 1997, Mr. Kimmel called Mr. Renbarger and indicated he would like to renew discussions regarding a possible combination of the two companies. On July 16, 1997, Mr. Renbarger and Ray Stults, the President of the Company, flew to Dallas, Texas to meet with Mr. Kimmel and Richard Nevins, a member of Kevco's Board of Directors. Mr. Kimmel said that Kevco was prepared to make an offer in excess of $12.50 per share but below $16.00 per share.

  On August 19, 1997 the Company's Board of Directors held a regularly scheduled meeting at which the potential transaction with Kevco was discussed. The Company's Board of Directors approved continued discussions with Kevco about a potential transaction and approved entering into a confidentiality agreement with Kevco.

  On August 25, 1997, Mr. William Harper, Chairman of the Board of Directors of the Company, Mr. Renbarger and Mr. Stults again met with Mr. Kimmel and Mr. Nevins in Chicago, Illinois. Specific terms of a possible transaction were discussed. The Kevco representatives requested and received from management of the

Company additional information regarding the Company, and the parties discussed potential synergies of a transaction. At the conclusion of the meeting, the Kevco representatives indicated that Kevco was willing to proceed with negotiations at a price of $17.50 per share if the transaction were subject to a financing condition and the Company immediately entered to a confidentiality agreement which contained a 60 day non-solicitation provision. The closing price of the Shares, on August 25, 1997, as reported on the American Stock Exchange was $12.25 per share.

  A confidentiality agreement (the "Confidentiality Agreement") was entered into by Kevco and the Company on August 25, 1997 and required that for a 60-day period, the Company would not solicit any prospective purchasers of all or substantially all of the assets of the Company or of equity interests in the Company; provided however, the Company was permitted to respond to any unsolicited third-party proposals or inquiries. Kevco agreed that for a period of 18 months from the date of the Confidentiality Agreement it would not, without the prior written consent of the Company, acquire, directly or indirectly any additional shares or take certain other actions in regard to the Company.

  On August 26, 1997, a special telephonic meeting of the Company's Board of Directors was held to discuss the Kevco offer of $17.50 per share. The Company's Board of Directors concluded that it could not fully evaluate the Kevco proposal until it had an opportunity to review the specific terms and conditions of the proposed Kevco offer. The Company's Board of Directors requested that Mr. Renbarger obtain from Kevco a more detailed explanation of the acquisition proposal or a draft of a Merger Agreement. The Board approved of continued negotiations with Kevco.

  Mr. Kimmel informed Mr. Renbarger in a phone conversation on September 2, 1997 that Kevco was preparing a draft merger agreement and proceeding with due diligence of the Company. Shortly thereafter, the Company received a draft of the Merger Agreement and Kevco's due diligence request list and began preparing the requested items for review. On September 22, 1997, the Company engaged SBC Warburg Dillon Read Inc. to act as financial advisor to the Company. On September 24, 1997, Mr. Renbarger, Mr. Stults, Mr. Kimmel, Mr. Nevins, other members of management of Kevco and the Company, and legal and financial advisors for both parties met in Fort Worth, Texas to discuss various due diligence matters and to specifically address certain terms and conditions of the draft Merger Agreement.

  On October 3, 1997, representatives of Kevco and the Company, together with their respective legal and financial advisors, met in Chicago, Illinois and conducted extensive negotiations of the terms and conditions of the Merger Agreement. The principal points at issue were the price per share, the level or type of financing commitment, the circumstances in which termination fees would be payable and the amount of such termination fees.

  On October 8, 1997, the Company's Board of Directors held a meeting during which it considered Kevco's proposal, discussed the business and prospects of the Company and alternatives to the proposed transaction with Kevco. At this meeting, SBC Warburg Dillon Read Inc. also made an extensive financial presentation, including background information and various financial analyses. After discussion of such factors, including economic and other uncertainties inherent in the Company's business, the Board of Directors of the Company approved continuing negotiations with Kevco.

  Representatives of Kevco and the Company, together with their respective legal and financial advisors, continued extensive negotiations of the terms and conditions of the Merger Agreement and the related financing terms, conditions and documentation.

  On October 21, 1997, the Board of Directors of Kevco held a meeting during which it reviewed and approved the Offer and the Merger Agreement. On October 21, 1997, the Board of Directors of the Company met to consider Kevco's proposal and the Merger Agreement. During such meeting, the Board of Directors of the Company reviewed in detail the Merger Agreement and received the opinion of SBC Warburg Dillon Read Inc. to the effect that, as of the date of such opinion, the per Share consideration to be offered to the Company's shareholders in the Offer and the Merger is fair, from a financial point of view, to such shareholders. The full text of SBC Warburg Dillon Read Inc.'s opinion, dated October 21, 1997, which sets forth the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken, is included as Annex A hereto and should be read in its entirety. The Company's Board considered reports from the Company's legal advisors, including input as to provisions relating to the ability of the Company to consider unsolicited third party proposals and to terminate the Merger Agreement, under certain circumstances consistent with the fiduciary responsibilities of the Board of Directors. After discussion and analysis, the Board of Directors of the Company approved the Merger Agreement and recommended to the Company's Shareholders acceptance of the Offer. The Company, Kevco and Offeror executed the Merger Agreement as of October 21, 1997, and a public announcement of the transaction was made before the United States trading markets opened on October 22, 1997. The closing price of the Shares, on October 21, 1997, as reported on the AMEX was $14.9375 per share.

  12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, is to enable Parent to acquire control of, and the entire equity interest in, the Company.

  Pursuant to the IBCL and the Restated Articles of Incorporation, as amended (the "Charter") of the Company, adoption by the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding Shares of the Company entitled to vote thereon and, if a class or series is entitled to vote as a class, the affirmative vote of the holders of a majority of the outstanding shares of the class or series, is required to approve the Merger Agreement. The Board of Directors of the Company, by the affirmative vote of all directors present at a meeting duly called and held in which a quorum of directors was present, has unanimously approved the Offer, the Merger and the Merger Agreement, and, unless the Merger is consummated pursuant to the short-form merger provisions under the IBCL as described below, the only remaining required corporate action of the Company is the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Offeror will have sufficient voting power to cause the approval of the Merger without the affirmative vote of any other shareholders.

  In the Merger Agreement, the Company has agreed that, if approval of the Merger by shareholders of the Company is required by law, the Company shall as soon as practicable following expiration of the Offer in accordance with the Merger Agreement, so long as permitted by law, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the shareholders' approval. Parent has agreed that all Shares owned by Parent, the Offeror or any other subsidiary of Parent will be voted in favor of approval of the Merger Agreement. The shareholders meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer.

  Short Form Merger. Under the IBCL, if the Offeror acquires at least 90% of the outstanding Shares, the Offeror will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Offeror anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders. Under the IBCL, the Offeror is required to mail a copy or a summary of the Merger Agreement to each shareholder of the Company and cannot consummate the Merger until at least 30 days after such mailing. If the conditions to the Offeror's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares being tendered in the Offer, the Offeror may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See Section 1. If the Offeror does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's shareholders would be required under the IBCL. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the IBCL and its Charter and Bylaws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a shareholders' vote is required.

  Appraisal Rights. Currently, no appraisal or dissenter's rights are available in connection with the Offer. If the Shares are listed on the AMEX as of the record date fixed to determine the shareholders of the Company entitled to vote on the Merger, no appraisal or dissenter's rights will be available in connection with the Merger. However, if the Shares are not listed on the AMEX as of the record date for the Merger, shareholders of the Company will have certain rights under the IBCL to dissent and demand appraisal of and to receive payment in cash for the fair value of their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares (excluding any appreciation or depreciation in value arising from the expectation of the Merger unless exclusion would be inequitable) required to be paid in cash to such dissenting holders of their Shares. In addition, if a judicial appraisal proceeding is commenced in accordance with IBCL, such dissenting shareholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, an Indiana court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. Therefore, the value so determined in any appraisal could be different from the price being paid in the Offer.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may, under certain circumstances, be applicable to the Merger or another business combination in which the Offeror seeks to acquire the remaining Shares not held by it following the purchase of Shares pursuant to the Offer. The Offeror believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the Commission and disclosed to shareholders prior to the consummation of the transaction.

  Plans for the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger. Parent intends to seek additional information about the Company prior to the Merger. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential contribution to Parent's business. The Parent expects to integrate the operations of Kevco and the Company following the consummation of the Offer and the Merger.

  Except as indicated in this Offer to Purchase, Parent does not have any current plans or proposals that relate to or would result in any of the following: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any change in the present Board of Directors or management of the Company; any material change in the Company's present capitalization; or any other material change in the Company's corporate structure or business. The Parent does not expect to pay dividends in the foreseeable future. Notwithstanding the foregoing, following the acquisition of Shares pursuant to the Offer, the Offeror may designate up to that number of directors of the Board of Directors of the Company as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent, except that, if Parent so requests, the Company's Board of Directors shall have two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company or Parent or any of their respective subsidiaries. In addition, assuming the designation of directors as aforesaid and so long as there are holders of Shares other than Parent or any of its subsidiaries, Parent expects that the Board of Directors would not declare dividends on the Shares. All of the directors of the Company have indicated to the Parent that if the Offer is consummated each director intends to immediately resign as a director of the Company.

  13. THE MERGER AGREEMENT. The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement. Any terms not defined herein have the meaning set forth in the Merger Agreement.

 The Merger Agreement

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, each of the Company, Parent and the Offeror have agreed, subject to certain exceptions, to use its commercially reasonable efforts to cause the purchase of Shares pursuant to the Offer and the consummation of the Merger to occur as soon as reasonably possible. Without limiting the foregoing, each of the Company, Parent and the Offeror have agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Offer and the Merger and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Offer and the Merger. In addition, neither Parent nor any of its subsidiaries is obligated in connection with obtaining any required HSR Act or other governmental approvals to divest or hold separate or to otherwise take or commit to take any action that limits its ability to retain the Company or any of its subsidiaries or any of the businesses, product lines or assets of Parent or any of its subsidiaries or that would have a material adverse effect on Parent. Pursuant to the Merger Agreement, the Offeror expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company, the Offeror shall not (i) reduce the number of Shares to be purchased in the Offer, (ii) reduce the Offer Price, (iii) impose any conditions to the Offer in addition to the conditions set forth in Section 15 of this Offer to Purchase (the "Offer Conditions") or modify such conditions (other than to waive any condition to the extent permitted by the Merger Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the holders of Shares. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, (a) extend the Offer, if at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, or (c) extend the Offer for a period of up to five business days if, on any scheduled expiration date on which the conditions to the Offer shall have been satisfied or waived, the number of Shares that have been validly tendered and not withdrawn represent more than 50% of the aggregate outstanding Shares (on a fully diluted basis), but less than 90% of the then issued and outstanding Shares. The Merger Agreement further provides that in the event that the Offeror would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due to the failure of one or more of the conditions to the Offer, unless the Merger Agreement shall have been terminated pursuant to its terms, the Offeror shall, and Parent shall cause the Offeror to, extend the Offer until such date as the conditions to the Offer have been satisfied or such later date as required by applicable law but not beyond December 31, 1997.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the IBCL, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror and the Company in accordance with the IBCL. At the Effective Time, the Restated Articles of Incorporation, as amended as of the Effective Time, and Bylaws of the Company as amended as of the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The directors of the Offeror shall become the directors of the Surviving Corporation and the officers of the Offeror shall become the officers of the Surviving Corporation.

  Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Offeror or the Company, each Share (other than Shares owned by the Company, any subsidiary of the Company, Parent, or the Offeror) shall be converted into the right to receive, in cash, without interest, the Offer Price. Each issued and outstanding share of stock of the Offeror owned by Parent shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of stock of the Offeror, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror. The representations and warranties of the Company relate, among other things, to its organization and qualification; subsidiaries; capital structure; authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby; required consents and approvals; filings made by the Company with the Commission under the Securities Act or the Exchange Act (including financial statements included in the documents filed by the Company under these acts); absence of any material adverse change; compliance with laws; tax matters; liabilities; benefit plans and employment practices; litigation; financial statements; real property; intellectual property; environmental matters; and brokerage fees. Additionally, the Company has made representations and warranties relating to product liability and product warranties.

  The Offeror and Parent have also made customary representations and warranties to the Company. Representations and warranties of the Offeror and Parent relate, among other things, to the following: their organization and authority to conduct business, to enter into the Merger Agreement and to consummate the transactions contemplated thereby; noncontravention; brokerage fees; and required consents and approvals.

  Covenants Relating to the Conduct of Business. During the period from the date of the Merger Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed that it will, and will cause its subsidiaries to, except as contemplated by the Merger Agreement, conduct its business only in the ordinary course consistent with past practice in all material respects, use commercially reasonable efforts to preserve, maintain, and protect its assets and business, use commercially reasonable efforts to preserve intact its business organization, to keep available the services of the employees of its business, and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having business relationships with its business, and comply with all applicable laws, including all applicable federal and state securities laws, rules and regulations and including, without limitation, the timely filing of all periodic reports with the Commission required to be filed pursuant to the Exchange Act. The Company has agreed that, except as otherwise expressly provided by the Merger Agreement, during such period, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

    (i) except in the ordinary course of business consistent with past practice with respect to the purchase of inventory (including raw materials), create, incur, guarantee, or assume any indebtedness for borrowed money in respect of its business in excess of $500,000;

    (ii) mortgage or pledge any material portion or portions of its properties or assets or create any lien, (other than certain permitted liens) , thereupon;

    (iii)(a) enter into, adopt, or (except as may be required by applicable law) amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, stock purchase, pension, retirement, deferred compensation, employment, or other employee benefit plan, trust, fund, or other arrangement for the benefit or welfare of any director or executive officer of its business; (b) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense, increase in any manner the compensation or fringe benefits of any director or executive officer; (c) pay to any employee any benefit not required by any employee benefit plan, trust, fund, or other arrangement as in effect on the date hereof except for those paid in the ordinary course of business and consistent with past practice; (d) pay any bonus to any employee except for bonuses paid in the ordinary course of business and consistent with past practice; (e) set aside or pay any dividend or distribution with respect to stock of the Company, or redeem, repurchase, or otherwise acquire any of its stock or other equity securities; or (f) offer, sell, issue or commit to issue any shares of stock of the Company or securities convertible into or having a right to acquire stock of the Company, except for the issuance of stock upon the exercise of existing options, warrants and convertible securities;

    (iv) sell, lease, transfer, or otherwise dispose of, directly or indirectly, any of its assets, other than inventory and unusable equipment sold in the ordinary course of business consistent with past practice, assets which in the aggregate are not in excess of $2,000,000, and assets presently subject to a purchase agreement as described in the Merger Agreement;

    (v) make any capital expenditures relating to its business which is in excess of $500,000 as to any one item, other than pursuant to certain existing commitments;

    (vi) pay, discharge, or satisfy any material claims, liabilities, or obligations relating to its business (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in the Company's financial statements or incurred since the latest of the Company's financial statements in the ordinary course of business consistent with past practice;

    (vii) enter into any material contract or material transaction relating to its business, except in the ordinary course of business consistent with past practice or as described in the Merger Agreement;

    (viii) amend, modify, or change in any material respect any existing material contract relating to its business, other than in the ordinary course of business consistent with past practice;

    (ix) waive, release, grant, or transfer any rights of value relating to its business, other than in the ordinary course of business consistent with past practice;

    (x) permit any current insurance or reinsurance policy to be canceled or terminated or any of the coverages thereunder to lapse if such policy covers material assets or insures risks, contingencies, or liabilities of its business, unless simultaneously with such cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage canceled, terminated, or lapsed have been obtained;

    (xi) change any of the accounting principles or policies used by it relating to the preparation of its financial statements, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing by the Company to Parent;

    (xii) enter into any contract to acquire all or substantially all of the assets or properties of any other person or merge or consolidate with or acquire all or substantially all of the securities of any other person other than transactions that are (a) in the ordinary course of business consistent with past practice, (b) which would involve a purchase price not in excess of $1,000,000 in the aggregate or (c) described in the Merger Agreement;

    (xiii) effect any change in the Restated Articles of Incorporation or Bylaws of the Company or its subsidiaries except as may be required to effect the transactions contemplated by the Merger Agreement;

    (xiv) except with respect to transactions contemplated by subsections
  (iv) and (xii) above, enter into or discontinue a material line of business, or open or close any material office, distribution or manufacturing facilities other than pursuant to the expiration of an existing lease; or

    (xv) agree to take any of the actions which would require the Company to violate the Merger Agreement unless the Company's obligation to take such action arises only if the Offer is not consummated.

  Acquisition Proposals. The Merger Agreement provides that the Company shall, and shall direct and use its commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to, cease ongoing discussions with any person with respect to an Acquisition Proposal (as hereinafter defined). Furthermore, the Company shall not, nor shall it permit any of its subsidiaries, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) engage in discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the board of directors of the Company determines in good faith, after consultation with and advice from outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's shareholders under applicable law, the Company may, in response to an Acquisition Proposal and subject to compliance with the notification provisions discussed below, (A) furnish information with respect to the Company to any person pursuant to a confidentiality agreement in substantially the same form as the Confidentiality Agreement entered into between the Company and Parent with respect to protecting the confidential information of the Company, and (B) participate in discussions, investigations and/or negotiations regarding such Acquisition Proposal. The Merger Agreement defines "Acquisition Proposal" as any offer or proposal, inquiry or indication of interest, from any person relating to any direct or indirect acquisition or purchase of 5% or more of the aggregate assets of the Company and its subsidiaries, taken as a whole, or 5% or more of the voting power of the Shares or securities of any subsidiary of the Company then outstanding or any tender offer or exchange offer that if consummated would result in any person beneficially owning 5% or more of the voting power of the Shares or securities of any subsidiary of the Company then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any subsidiary of the Company, other than the transactions contemplated by the Merger Agreement.

  The Merger Agreement provides further that, except as described below, neither the board of directors of the Company nor any committee thereof shall
(i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such board of directors or such committee of the Offer, the Merger or the Merger Agreement; provided that, the board of directors of the Company may, (A) in respect to any takeover or Acquisition Proposal, suspend such recommendation for a period of up to three days pending its analysis of such Acquisition Proposal or (B) at any time prior to the consummation of the Offer, modify or withdraw such recommendation if the board of directors of the Company determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to so modify or withdraw such recommendation; provided further that, unless the Merger Agreement shall have been terminated, any such suspension, modification or withdrawal shall not prevent Parent and the Offeror, in its or their discretion, from consummating the Offer and shall not affect any of the actions taken by the Company pursuant to the provisions of the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that prior to the acceptance for payment of Shares pursuant to the Offer the board of directors of the Company determines in good faith, after consultation with and the advice of outside counsel, that it would be consistent with its fiduciary responsibilities to the Company's shareholders under applicable law, the board of directors may (subject to the other provisions regarding Acquisition Proposals described herein) (i) withdraw or modify its approval or recommendation of the Offer, the Merger and the Merger Agreement, (ii) approve or recommend a Superior Proposal (as defined below), (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition or other similar agreement related to any Superior Proposal, or (iv) terminate the Merger Agreement, but in each case, only at a time after the second business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received an Acquisition Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. For purposes of the Merger Agreement, a "Superior Proposal" means any Acquisition proposal determined by the board of directors of the Company in good faith, after consultation with and advice from outside counsel, to be a bona fide proposal and made by a third party for consideration consisting of cash, property and/or securities, for more than a majority of the combined voting power of the Shares then outstanding or all or substantially all of the assets of the Company or its subsidiaries and otherwise on terms which the board of directors of the Company determines in its good faith judgment, after consultation with and advice from outside counsel and with a financial advisor of nationally recognized reputation (such as SBC Warburg Dillon Read Inc.), to be more favorable to the Company's shareholders than the Offer and the Merger.

  In addition to the obligations of the Company described in the preceding two paragraphs, the Merger Agreement provides that the Company shall promptly advise Parent orally and in writing of any request for information or of any Acquisition Proposal, and, subject to the fiduciary duties of the Board of Directors of the Company, the material terms and conditions of such request or Acquisition Proposal and the identity of the person making any such request or Acquisition Proposal. The Company is further required under the terms of the Merger Agreement to endeavor to keep Parent reasonably informed of the overall status and, subject to the fiduciary duties of the Board of Directors of the Company, the substance of any such request or Acquisition Proposal.

  The Merger Agreement provides that nothing contained therein shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company, in reliance upon advice from outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's shareholders under applicable law or is otherwise required under applicable law.

  Third Party Standstill Agreements. During the period from the date of the Merger Agreement until such time as Parent's designees shall constitute a majority of the Board of Directors of the Company, the Company has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent) unless the Company's board of directors shall have determined in good faith, in reliance upon advice from outside counsel, that failing to release any third party or to amend, modify or waive such provisions would not be consistent with the Company's board of directors' fiduciary responsibilities under applicable law.

  Options. Pursuant to the Merger Agreement, the Company has agreed to use commercially reasonable efforts to obtain consents from holders of options such that each option granted to a Company employee, consultant or director to acquire Shares ("Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, with respect to which, the Offer Price is greater than the exercise price per Share shall, effective as of immediately prior to the consummation of the Offer, be canceled in exchange for a single lump sum cash payment equal to the product of (1) the number of Shares subject to such Option and (2) the excess of the Offer Price over the exercise price per Share of such Option. Furthermore, each Option that is outstanding immediately prior to the consummation of the Offer, whether or not then vested or exercisable, with respect to which, the exercise price per Share is equal to or greater than the Offer Price shall, effective as of the consummation of the Offer, be canceled and no payments shall be made with respect thereto. Prior to the consummation of the Offer, the Company shall use its commercially reasonable efforts to obtain any consents from holders of Options as are necessary to give effect to the above provisions.

  Board Representation. The Merger Agreement provides that promptly after such time as the Offeror purchases Shares pursuant to the Offer (but subject to satisfaction of the Minimum Condition, as defined in Section 15, below), the Offeror shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's board of directors, subject to compliance with
Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by the Offeror equal to the aggregate voting power of the Shares held by Parent. However, in the event that the Offeror's designees are elected to the Board of Directors of the Company, until the Effective Time, such Board of Directors if requested by Parent shall have two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company, the Parent or any of their subsidiaries (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall, to the fullest extent permitted by law, designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the

Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, the Parent or any of their subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. Following the election or appointment of the Offeror's designees pursuant to the Merger Agreement and prior to the Effective Time, any amendment, or waiver of any term or condition, of the Merger Agreement or the Company's Restated Articles of Incorporation or Bylaws, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Offeror or waiver or assertion of any of the Company's rights under the Merger Agreement, and any other consent or action by the board of directors of the Company with respect to the Merger Agreement, will require the concurrence of a majority of the Independent Directors and no other action by the Company, including any action by any other director of the Company, shall be required for purposes of the Merger Agreement. In connection with the foregoing, to the fullest extent permitted by law, the Company will take all actions requested by Parent that are reasonably necessary to effect the election or appointment of any such designee.

  Indemnification. The Merger Agreement requires that at all times on and after the consummation of the Offer, the Company fully perform all of its obligations to the present and past officers and directors of the Company (the "Indemnified Parties") under the provisions of the Company's Restated Articles of Incorporation, Bylaws and any indemnification agreements (collectively, the "Company Indemnification Obligations") for a period of at least six years after the consummation of the Offer; provided, that if pursuant to any indemnification agreement, the Company Indemnification Obligations extend for a period longer than six years, the Company shall perform its obligations under such agreement for the time period set forth therein. The Parent irrevocably guarantees the performance of the Company Indemnification Obligations if the tangible net book value of the Surviving Corporation is less than $54 million at the time any claim, action, suit, proceeding or investigation is brought against an Indemnified Party. Notwithstanding the foregoing, the obligations of the Surviving Corporation and Parent shall not exceed $54 million in the aggregate, and none of Parent's obligations under the preceeding sentence shall be binding on Parent until and unless the Offer is consummated. All of the directors of the Company have indicated to the Parent that, if the offer is consummated, each director intends to immediately resign as a director of the Company.

  Conditions Precedent. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of certain conditions, including the following: (a) if required by applicable law, the shareholders of the Company shall have approved the Merger Agreement (provided that Parent, its subsidiaries and the Offeror vote all of their Shares entitled to vote thereon in favor of the Merger); (b) the Offeror shall have previously accepted for payment and paid for Shares pursuant to the Offer; (c) there shall not be any law or ruling prohibiting the consummation of the transactions contemplated by the Merger Agreement or making such transaction illegal; and (d) any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated. The obligation of Parent and Offeror to effect the Merger is additionally contingent upon (i) there being no material adverse change in the Company, the business of the Company, or the Company's assets, results of operations or financial condition of the Company's business since September 30, 1997; and (ii) Parent obtaining, prior to the expiration of the Offer, sufficient financing on terms and conditions satisfactory to Parent to enable consummation of the Offer and the Merger.

  Termination. The Merger Agreement provides that it may be terminated at any time prior to the consummation of the Offer:

    (a) by mutual written consent of Parent, the Offeror and the Company; or

    (b) by either the Company or Parent, if the Offer shall not have been consummated on or before December 31, 1997 unless such failure to consummate the Offer shall (i) be due to a breach of the Merger Agreement by the party or parties seeking to terminate the Merger Agreement pursuant to this clause (b), or (ii) through no fault of the parties to the Merger Agreement, be due to the failure to obtain certain governmental approvals contemplated by the Merger Agreement on or before April 30, 1998; or

    (c) by either Parent or the Company, if there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or a governmental entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of such transactions, and such order, decree, ruling, or other action shall have become final and nonappealable; or

    (d) by either Parent or the Company: (i) if as a result of the failure of any of the Offer Conditions (other than the Minimum Condition), the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer consistent with the Offeror's obligations with respect to extension of the Offer described above, or (ii) as a result of the failure of the Minimum Condition, the Offer shall have terminated or expired in accordance with its terms without the Offeror having accepted for payment any Shares pursuant to the Offer consistent with the Offeror's obligations with respect to extension of the Offer described above, or (iii) the Offeror shall have, consistent with its obligations under the Merger Agreement, failed to pay for the Shares prior to December 31, 1997 (provided that the right to terminate the Merger Agreement pursuant to this clause (d) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any such condition to the Offer) provided that neither Parent nor Offeror may terminate for failure to obtain certain governmental approvals on or before April 30, 1998; or

    (e) by Parent or the Offeror prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of condition (d) or (e) described below in Section 15 and (ii) cannot be or has not been cured within ten business days after the giving of written notice to the Company; or

    (f) by Parent or the Offeror if either Parent or the Offeror is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) described below in Section 15; provided that the temporary suspension of the recommendation of the Company's board of directors described above under "Acquisition Proposals" shall not give rise to a right of termination pursuant to this clause (f); or

    (g) by the Company as described above under "Acquisition Proposals"; provided, that it has complied with all provisions therein and it complies with requirements of the Merger Agreement relating to payment of the Company Termination Fee (as defined below under "Fees and Expenses"); or

    (h) by the Company, if (i) any of the representations or warranties of Parent or the Offeror set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any material respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or the Offeror shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or the Offeror to be performed or complied with by it under the Merger Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within ten business days after the giving of written notice to Parent or the Offeror, and, in the case of (ii), such failure cannot be or has not been cured within ten business days after the giving of written notice to Parent or the Offeror; or

    (i) by the Company, prior to commencement of the Offer if the Offeror for any reason fails to commence the Offer in accordance with the Merger Agreement within five business days following the date of the Merger Agreement.

  In the event of a termination of the Merger Agreement by either the Company or Parent, the Merger Agreement shall forthwith become null and void (except for certain specified provisions, including those pertaining to the payment of certain expenses and fees). If the Merger Agreement is terminated by either Parent or Offeror or by the Company, Offeror shall, and Parent shall cause Offeror to, terminate promptly the Offer. If the Merger Agreement is terminated under certain provisions (Section 7.3(b) or 7.8(b) of the Merger Agreement), then payment of the Company Termination Fee and the Parent Expense Reimbursement (as defined below under "Fees and Expenses") shall be the exclusive remedy of the parties.

  Fees and Expenses. Except as provided in the Merger Agreement, whether or not the Offer or Merger is consummated, Parent, Offeror and Company shall each be responsible for their own fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement.

  The Company shall pay to Parent $6,000,000 (the "Company Termination Fee") as follows: (i) upon demand, if Parent or Offeror terminates the Merger Agreement as described in section (f) set forth under "Termination," above;
(ii) upon demand, if Company terminates the Merger Agreement under section (g) set forth under "Termination," above; or (iii) if (A) Parent or the Company terminates the Merger Agreement under section (d)(ii) set forth under "Termination," above, or (B) Parent terminates the Merger Agreement under section (e) set forth in "Termination," above, as a result of a breach of a representation, warranty or covenant, and in each case, before such termination, an Acquisition Proposal shall have been made and publicly disclosed and concurrently therewith or within twelve months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including without limitation a letter of intent) with respect to a Superior Proposal and a Superior Proposal is consummated, then the Company shall pay the Company Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Superior Proposal; provided, however, if a dispute exists between the Company and Parent concerning whether a transaction constitutes a Superior Proposal, The Principal Financial Group or its successor shall determine whether the proposal is more favorable to the Company's shareholders than the Offer and the Merger.

  If through no fault of Parent or Offeror , Parent cannot consummate the Offer because any of the conditions set forth in paragraphs (d), (e) or (g) (insofar as it relates to the Company) of the Offer Conditions exists, then the Company shall pay to Parent on demand an amount equal to the actual out-of-pocket expenses incurred by Parent and Offeror in an amount not to exceed $1,000,000; provided, if Parent incurs a commitment or similar fee with respect to financing the Offer, Company shall pay Parent upon demand an amount equal to such commitment or similar fee not to exceed an additional $2,000,000 (the "Parent Expense Reimbursement"). Upon receipt of the Parent Expense Reimbursement, Parent and Offeror shall terminate the Merger Agreement. Notwithstanding the foregoing, Parent and Offeror shall not be required to terminate the Merger Agreement or accept the Parent Expense Reimbursement if any of the forgoing conditions exist as a result of the following with respect to the Company: (i) an intentional or willful breach of a representation or warranty, (ii) intentional or willful failure to perform a covenant, or (iii) fraud.

  In the event the Offer is not consummated by December 31, 1997 only because Parent was unable to obtain sufficient financing on terms and conditions satisfactory to Parent to enable consummation of the Offer and the Merger, then the Parent shall pay to the Company, upon demand, $6,000,000 (the "Parent Termination Fee"); provided that if certain of the Offer Conditions exists, Parent shall not be required to pay the Parent Termination Fee.

 The Shareholders Agreement

  As required by the Merger Agreement, the Parent, Offeror and certain officers and directors of the Company entered into a Shareholders Agreement dated as of October 21, 1997 with respect to Shares held by such officers and directors as of the date of the Shareholders Agreement, together with any shares thereafter acquired by such officers and directors before the termination of the Shareholders Agreement. As of the date of the Shareholders Agreement, such officers and directors held 1,091,113 Shares. Under the Shareholders Agreement, such officers and directors agreed to validly tender (and not to withdraw except in the case of termination of the Merger Agreement as a result of a Superior Proposal) their Shares in accordance with the terms of the Offer. Furthermore, such officers and directors agreed, during the effective period of the Shareholders Agreement, to vote or cause to be voted their Shares (i) in favor of the Merger, the Merger Agreement and all actions contemplated by the Merger Agreement and the Shareholders Agreement, (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Shareholders Agreement, and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions other than the Merger and the transactions contemplated by the Merger
Agreement: (A) any extraordinary corporate transaction, such as a merger, consolidation, or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Restated Articles of Incorporation or Bylaws;
(3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Shareholders Agreement. Finally, under the Shareholders Agreement, such officers and directors each granted to and appointed Parent and certain of its officers proxy and attorney-in-fact (with full power of substitution) to vote such Shares, or grant a consent or approval in respect of the Shares in favor of the transactions contemplated by the Merger Agreement and against any Acquisition Proposal. The covenants and agreements with respect to Shares held by such officers and directors terminate upon the earliest of (w) the acquisition of the Shares by Parent or Offeror pursuant to the Offer, (x) the Effective Time of the Merger, (y) the termination of the Merger Agreement or the withdrawal or modification by the Company's board of directors of its recommendation of the Offer or the Merger as permitted by section 7.3(b) of the Merger Agreement, and (z) the six month anniversary of the date of the Shareholders Agreement. Such officers and directors acknowledged that Parent was entering into, and causing Offeror to enter into, the Merger Agreement in reliance upon their execution and delivery of the Shareholders Agreement.

  The Company and Parent are also parties to the Confidentiality Agreement containing customary terms, including a standstill provision. The
Confidentiality Agreement is filed as an exhibit to the Schedule 14D-1 and is incorporated herein by reference.

  14. DIVIDENDS AND DISTRIBUTIONS. The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, from the date of the Merger Agreement until the time Parent's designees shall constitute a majority of the Board of Directors of the Company, (i) except pursuant to the terms of certain specified agreements, set aside or pay any dividend or distribution with respect of, stock of the Company, or redeem, repurchase, or otherwise acquire any of its stock or other equity securities; or (ii) offer, sell, issue or commit to issue any shares of its stock or securities convertible into or having a right to acquire its stock, except for the issuance of stock upon the exercise of existing options, warrants or convertible securities.

  15. CERTAIN CONDITIONS OF THE OFFEROR. Notwithstanding any other terms of the Offer, but subject, in all cases, to Parent's and the Offeror's obligations under the Merger Agreement, the Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Offeror's obligation to promptly pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition, (ii) the HSR Act Condition and (iii) the Financing Condition shall have been satisfied. Furthermore, notwithstanding any other term of the Offer, but subject, in all cases, to Parent's and the Offeror's obligations set forth in the Merger Agreement, the Offeror shall not be required to accept for payment or, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer at any time if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of the Merger Agreement):

    (a) there shall be instituted or pending by any governmental agency or similar authority in any United States federal or state court or administrative agency any suit, action, proceeding, application or counterclaim which would reasonably be expected to (i) restrain or prohibit the acquisition by Parent or Offeror of the Shares pursuant to the Offer, the consummation of the Offer or the Merger or require the Company, Parent or Offeror to pay any damages that are material in relation to the Company and its subsidiaries or Parent and its subsidiaries, taken as a whole, (ii) prohibit or limit in any material respect the ownership or operation of any business or assets of the Company or its subsidiaries, or Parent or its subsidiaries, as they are presently being operated or to compel the Company or Parent to dispose of or hold separate any material business or assets of the Company and its subsidiaries or Parent and its subsidiaries, as a result of the Offer or the Merger, (iii) impose material limitations on the ability of Parent or Offeror to acquire or hold, to exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Shares on all matters properly presented to the shareholders of the Company, (iv) prohibit Parent or any of its subsidiaries from effectively controlling any material business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

    (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any United States federal or state governmental agency, court or similar authority, any statute, rule, regulation, judgment, order of injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 5% of the outstanding Shares as of the consummation of the Offer shall be owned of record by residents of all such states);

    (c) the board of directors of the Company or any committee thereof shall have and be continuing to have suspended (in excess of three days), withdrawn or modified in a manner adverse to Parent or Offeror its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, or shall have resolved to take any of the foregoing actions;

    (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case, at the date of the Merger Agreement and as if such representations and warranties were made as of such time of determination (except that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date);

    (e) the Company shall have and be continuing to have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement prior to the consummation of the Offer;

    (f) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process), (ii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental entity on, or other similar event that materially adversely affects the extension of credit in the United States by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States which materially adversely affects the extension of credit in the United States by banks or other lending institutions, or (v) from the date of the Merger Agreement through the date of termination or expiration, a decline of at least 25% in either the Dow Jones Industrial Average or the Standard & Poor's 500 Index; or

    (g) there shall have occurred and be continuing any material adverse change with respect to the Company or Parent (other than changes in general economic conditions or in economic conditions generally affecting the industry in which the Company and Parent operate).

  The foregoing conditions are for the benefit of Parent and the Offeror and may, subject to the terms and conditions of the Merger Agreement, be waived by Parent and the Offeror in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Condition must be satisfied prior to acceptance of any Shares for purchase pursuant to the Offer. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that Offeror reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, the Offeror shall either promptly pay for such Shares or promptly return such Shares.

  16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency that would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  U.S. Antitrust. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of a Premerger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to make such a filing on October 29, 1997 and, accordingly, the initial waiting period will expire on November 14, 1997. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the tenth day after the date of substantial compliance by all parties receiving such requests. Complying with a request for additional information or documentary material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger, or seeking the divestiture of Shares acquired by the Offeror or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries or seeking or imposing other conditions. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or the consummation of the Merger on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act applicable to the Offer has not expired or been terminated prior to the Expiration Date, the Offeror will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  State Takeover Laws. The Company is incorporated under the laws of the State of Indiana. In general, Section 23-1-43-18 of the IBCL ("Section 23-1-43-18") prevents an "interested shareholder" (including a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with an Indiana corporation for a period of five years following the date such person became an interested shareholder unless, among other things, the "business combination" or the acquisition of shares is approved by the Board of

Directors of such corporation prior to such person's becoming an interested shareholder. The consummation of the Offer would otherwise trigger the requirements of Section 23-1-43-18; however, as the Company's Board of Directors has approved the Offer and the Merger in advance, Section 23-1-43-18 is inapplicable to the Offer and the Merger. Pursuant to Sections 23-1-42-1 to 23-1-42-11 of the IBCL, an "acquiring person" who makes a "control share acquisition" in the Company may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of such shareholders held upon the request and at the expense of the acquiring person. Under the IBCL, "control shares" means shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more. "Control share acquisition" means, subject to certain exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Shares acquired within 90 days or pursuant to a plan to make a control share acquisition are considered to have been acquired in the same acquisition. The above provisions do not apply if, before a control share acquisition is made, the Company's Charter or Bylaws provide that said provisions do not apply. The Company has agreed to amend its Bylaws prior to consummation of the Offer to make the foregoing provisions inapplicable. Indiana also has a takeover offers statute that the Offeror must comply with in connection with the Offer. This statute requires the Offeror to file a takeover offer statement with the Indiana Securities Commissioner (the "Commissioner"). The Commissioner will hold a hearing within 20 business days to determine whether the takeover offer statement provides full and fair disclosure and the Commissioner has the power to prohibit purchases under the Offer unless the takeover offer statement is deemed adequate by the Commissioner. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such event, the Offeror may not be obligated to accept for payment any Shares tendered. See Section 15.

  17. FEES AND EXPENSES. Neither the Offeror nor Parent, nor any officer, director, shareholder, agent or other representative of the Offeror or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  Rauscher Pierce Refsnes, Inc. is acting as Dealer Manager in connection with the Offer and is providing certain financial advisory services to Parent and the Offeror in connection with the Offer. Parent has agreed to pay Rauscher Pierce Refsnes, Inc. reasonable and customary compensation for such services. In addition, Parent has agreed to reimburse Rauscher Pierce Refsnes, Inc. for its out-of-pocket expenses related to its engagement, including the reasonable fees and expenses of its counsel, and has agreed to indemnify Rauscher Pierce Refsnes, Inc. and certain affiliated persons against certain liabilities and expenses in connection with its services, including, without limitation, certain liabilities under the federal securities laws.

  The Offeror has retained MacKenzie Partners, Inc. as Information Agent and ChaseMellon Shareholder Services, L.L.C. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer. The Information Agent may contact holders of Shares by mail, telex, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares.

  18. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror or Parent.

  The Offeror and Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain information with respect to the Offer. Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                             SCC ACQUISITION CORP.

October 28, 1997

                                                                        ANNEX I

                 CERTAIN INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of Parent. Unless otherwise indicated, each such person's business address is 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107. All persons listed below are citizens of the United States of America.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME               MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
             ----               ----------------------------------------------
 Jerry E. Kimmel.............  Jerry E. Kimmel is a founder of Parent and has spent his entire career in this industry. Mr.
                               Kimmel has served as President of Parent since
                               1978 and has served as Chairman of the Board and
                               Chief Executive Officer of Parent since 1993. In
                               1992, Mr. Kimmel was inducted into the MH/RV
                               Hall of Fame. Mr. Kimmel served as the Chairman
                               of the Board of Governors of the Manufactured
                               Housing Institute ("MHI"),
                               a leading manufactured housing trade group, in
                               1983 and 1984, and has served in various other
                               MHI board capacities.
 Clyde A. Reed, Jr. .........  Clyde A. Reed, Jr. joined Parent in 1965 and has served as Executive Vice President since 1986
                               and Chief Operating Officer since 1991. From
                               1978 to 1986, Mr. Reed served as Vice President
                               of Parent. Mr. Reed has been a director of
                               Parent since November 1996.
 Ellis L. McKinley, Jr. .....  Ellis L. McKinley, Jr. joined Parent in 1995, has served as Vice President and Chief Financial
                               Officer since such time and has served as a
                               director and Treasurer of Parent since November
                               1996. From 1994 to 1995, Mr. McKinley was Vice
                               President of Finance, Chief Financial Officer,
                               Secretary and Treasurer of Renters Choice, Inc.
                               From 1976 until 1994, Mr. McKinley was employed
                               with Grant Thornton, a public accounting firm in
                               Dallas, Texas, where he served as an audit
                               partner from 1987 through 1994. Mr. McKinley
                               received his B.B.A. in Accounting from the
                               University of Texas in 1976.
 Richard S. Tucker...........  Richard S. Tucker has served as a director of
                               Parent since 1976, as an assistant secretary of
                               the Parent since 1988, and as the Secretary of
                               Parent since November 1996. Since 1995, Mr.
                               Tucker has been a partner in the law firm of
                               Jackson Walker L.L.P., the Company's outside
                               legal counsel, located at 777 Main Street, Suite
                               1800, Fort Worth, Texas 76102. From 1984 to
                               1995, Mr. Tucker was a member of the law firm of
                               Simon, Anisman, Doby & Wilson, a Professional
                               Corporation, located in Fort Worth, Texas. Mr.
                               Tucker received his B.B.A. in Accounting from
                               the University of Texas in 1966 and his J.D.
                               from Southern Methodist University School of Law
                               in 1969.
 C. Lee Denham...............  C. Lee Denham has served as President of
                               Parent's Sunbelt subsidiary since November 1996
                               and as Vice President of the Sunbelt Wood
                               Components division of Parent from 1995 to
                               November 1996. Mr. Denham was division manager
                               of Sunbelt Wood Components from 1991 to 1995.
                               From 1981 to 1991, Mr. Denham was President of
                               Sunbelt Wood Components. From 1970 until
                               founding Sunbelt Wood Components in

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME               MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
             ----               ----------------------------------------------
                               1981, Mr. Denham was employed by Universal
                               Forest Products, Inc. Mr. Denham received his
                               B.B.A. in Marketing from the University of
                               Georgia in 1970.
 Gregory G. Kimmel...........  Gregory G. Kimmel joined Parent in 1994 and has served as Vice President since January 1996 and
                               as a director of Parent since May 1997. Mr.
                               Kimmel received his B.S. in Education from
                               McMurray University in 1994. Gregory G. Kimmel
                               is the son of Jerry E. Kimmel, the Chairman,
                               President and Chief Executive Officer of Parent.
 Martin C. Bowen.............  Martin C. Bowen has served as a director of
                               Parent since November 1996. Mr. Bowen has served
                               as President and Chief Executive Officer of
                               Performing Arts Fort Worth, Inc. since 1993,
                               Vice President of Fine Line, Inc. since January
                               1996 and as a director of Aztec Manufacturing
                               Company since November 1993. From 1989 to 1992
                               he was Chairman of the Fort Worth Region for
                               Team Bank. From 1987 to 1989, Mr. Bowen served
                               as Chairman & CEO of Texas American
                               Bank/Houston. From 1985 to 1987 he served as
                               Executive Vice President of Texas American
                               Bank/Fort Worth. Mr. Bowen received his B.B.A.
                               in Finance from Texas A&M University in 1964 and
                               his Bachelor of Foreign Trade degree from the
                               American Institute of Foreign Trade, Phoenix,
                               Arizona, in 1968. Additionally, he received his
                               J.D. from Baylor University School of Law in
                               1973.
 Richard Nevins..............  Richard Nevins has served as a director of
                               Parent since November 1996. Since 1992, Mr.
                               Nevins has served as President of Richard Nevins
                               & Associates, a financial advisory firm. Mr.
                               Nevins was elected as a director of Fruehauf
                               Trailer Corporation ("Fruehauf")
                               in 1995 and was elected as Chairman of
                               Fruehauf's executive committee in August 1996.
                               On October 7, 1996, Fruehauf filed for relief
                               under Chapter 11 of the Bankruptcy Code of the
                               United States. Together with the other members
                               of the Fruehauf board who had been elected by
                               the shareholders, Mr. Nevins resigned his
                               positions with Fruehauf effective October 9,
                               1996. During 1996, Mr. Nevins served as acting
                               Chief Operating Officer and Chief Restructuring
                               Officer for Sun World International, a
                               California agricultural firm, following the
                               filing of a petition in bankruptcy by Sun World
                               International. From 1995 to 1996, Mr. Nevins
                               served as a director of Ampex Corporation and
                               from 1993 to 1995 he served as a director of The
                               Actava Group (now Metromedia International
                               Group). From 1990 to 1992 he was a Managing
                               Director of Smith Barney Harris Upham & Co. Mr.
                               Nevins received his B.A. in Economics from the
                               University of California, Riverside in 1972 and
                               his M.B.A. from Stanford Graduate School of
                               Business in 1975.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF OFFEROR. Set forth below are the name, current business address, citizenship, present principal occupation or employment and employment history (covering a period of not less than five years) of each executive officer and director of the Offeror. Unless otherwise indicated, each such person's business address is 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107. All persons listed below are citizens of the United States of America.

                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME               MATERIAL POSITIONS HELD DURING PAST FIVE YEARS
             ----               ----------------------------------------------
 Jerry E. Kimmel.............  Jerry E. Kimmel has been the President and a director of the Offeror since its formation in
                               October of 1997. For further biographical
                               information regarding Mr. Kimmel, see Section 1
                               of this Annex I, above.
 Ellis L. McKinley, Jr. .....  Ellis L. McKinley has been the Vice President and Treasurer of the Offeror since its formation
                               in October of 1997. For further biographical
                               information regarding Mr. McKinley, see Section
                               1 of this Annex I, above.
 Richard S. Tucker...........  Richard S. Tucker has been the Secretary and a director of the Offeror since its formation in
                               October of 1997. For further biographical
                               information regarding Mr. Tucker, see Section 1
                               of this Annex I, above.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer is:
                   ChaseMellon Shareholder Services, L.L.C.

           By Mail:             Facsimile Transmission:        By Hand or Overnight:
         P.O. Box 3301              (201) 329-8936        85 Challenger Road Mail Drop-Reorg
 South Hackensack, New Jersey   fax confirmation number:   Ridgefield Park, New Jersey 07660
             07606                   (201) 296-4860           Attn: Reorganization Dept.


  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers and locations set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   MacKenzie
                                 Partners, Inc.

                               156 Fifth Avenue
                           New York, New York 10010

                Banks and Brokers call collect: (212) 929-5500
                   ALL OTHERS CALL TOLL FREE: (800) 322-2885

                     The Dealer Manager for the Offer is:

                         RAUSCHER PIERCE REFSNES, INC.
                        2711 N. Haskell Ave., Ste. 2400
                             Dallas, TX 75204-2936
                                (214) 989-1463
                                (Call Collect)